Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A (Pre-Effective Amendment No. 1 to the Registration Statement No. 333-186795) of our reports dated March 8, 2013, except for the effects of the revision discussed in Note 2 related to the overstatement of initial fee liability and understatement of deferred policy acquisition cost amortization to the financial statements, as which the date is April 23, 2013, relating to the financial statements and related financial statement schedules of MONY Life Insurance Company of America for the year ended December 31, 2012, which appears in such Registration Statement. We also consent to the references to us under the headings “Financial statements”, “Independent Registered Public Accounting Firm” and “Report of Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 23, 2013